Exhibit 99.1

Twist Bioscience Reports Fiscal First Quarter 2023 Financial Results

– Revenue of $54.2M in 1QFY23 increased 29% over $42.0M in 1QFY22 –

– Orders increased to $64.7M in 1QFY23, an increase of 30% over 1QFY22 –

SOUTH SAN FRANCISCO, Calif. -- (February 3, 2023) — Twist Bioscience Corporation (NASDAQ: TWST), a company enabling customers to succeed through its offering of high-quality synthetic DNA using its silicon platform, today reported financial results and business highlights for the first quarter of fiscal 2023 ended December 31, 2022.

"We had a very good start to the year with solid revenue across SynBio, NGS and biopharma as well as robust orders, setting the stage for growth and advancement across the business," said Emily M. Leproust, Ph.D., CEO and co-founder of Twist Bioscience. "We shipped our first products out of the Factory of the Future last month, expanded our customer base, entered into antibody discovery and optimization partnerships and are nearing completion of our first proof-of-concept scalable DNA data storage writer."

Dr. Leproust continued, "Executing against the plan we shared in November to achieve adjusted EBITDA breakeven for the core business and biopharma, we will increase our manufacturing capabilities in Portland, driving down our turnaround time to tap into the DNA makers market and expect to continue to expand our customer base in both SynBio and NGS. For biopharma, we are focused on capitalizing on the efficiencies between our in vitro, in vivo and in silico approaches to offer an integrated portfolio of antibody discovery and optimization services. And for DNA data storage, we plan to launch our Century Archive solution to early access customers in late calendar 2023."

FISCAL 2023 FIRST QUARTER FINANCIAL RESULTS

•Orders: Total orders received for the first quarter of fiscal 2023 were $64.7 million compared to $49.6 million for the same period of fiscal 2022.
•Revenue: Total revenues for the first quarter of fiscal 2023 were $54.2 million compared to $42.0 million for the same period of fiscal 2022.
•Cost of Revenues: Cost of revenues for the first quarter of fiscal 2023 was $29.4 million compared to $27.1 million for the same period of fiscal 2022.
•Research and Development Expenses: Research and development expenses for the first quarter of fiscal 2023 were $31.2 million compared to $22.6 million for the same period of fiscal 2022.
•Selling, General and Administrative Expenses: Selling, general and administrative expenses for the first quarter of fiscal 2023 were $42.3 million compared to $51.1 million for the same period of fiscal 2022.

•Net Loss: Net loss attributable to common stockholders for the first quarter of fiscal 2023 was $41.8 million, or $0.74 per share, compared to $45.6 million, or $0.91 per share, for the same period of fiscal 2022.
•Cash Position: As of December 31, 2022, the company had $438.7 million in cash, cash equivalents and investments.

Recent Highlights:

•Shipped products to 2,060 customers in the first quarter of fiscal 2023, versus approximately 1,800 customers in the first quarter of fiscal 2022.
•Shipped approximately 134,000 genes during the first quarter of fiscal 2023, compared with approximately 125,000 genes during the first quarter of fiscal 2022.
•Shipped first products out of the Wilsonville, Oregon "Factory of the Future" in January 2023.
•Launched three next-generation sequencing (NGS) target enrichment panels to support rare disease and hereditary cancer research and support diagnostics with Centogene N.V. (CNTG).
•Announced a research collaboration with Astellas Pharma Inc. to discover antibodies against multiple targets of interest to develop curative therapies for patients suffering from diseases that lack treatment options.
•Signed additional partnerships for the Biopharma organization to bring the total partners for the combined South San Francisco and Boston teams to 278, with 95 active programs, 570 completed programs and 63 programs including milestones and/or royalties.
•Continued assembling our first end-to-end DNA data storage system in anticipation of pilot production to support early access to our Century Archive product toward the end of the calendar year.

Updated Fiscal 2023 Financial Guidance

The following statements are based on Twist’s current expectations for fiscal 2023 and 2024, including the second quarter of fiscal 2023. The following statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Forward-Looking Statements” below.

For the full fiscal year 2023, Twist provided the following updated financial guidance:

•Revenue guidance is unchanged from the November 2022 guidance and is expected to be in the range of $261 million to $269 million
◦SynBio revenue is expected to be in the range of $104 million to $106 million

◦NGS revenue is expected to be in the range of $120 million to $123 million
◦Biopharma revenue is expected to be in the range of $37 million to $40 million
•Gross margin is expected to be approximately 39-40% for fiscal 2023, representing no change from the previous guidance
•Operating expenses including R&D and SG&A are now expected to be approximately $330 million for the year, a decrease compared to previous guidance of $365 million primarily driven by a decrease in expected stock-based compensation expense
◦R&D expense is expected to be approximately $130 million, a decrease compared to previous guidance of $138 million
◦SG&A expense is expected to be $204 million, a decrease compared to previous guidance of $227 million
◦Mark to market of contingent consideration and indemnity holdbacks is projected to be a credit of $4 million
•Operating loss is expected to be approximately $225 million, a decrease compared to the $260 million projection given in November 2022, and includes the following:
◦Stock-based compensation is expected to decline to approximately $50 million from previous guidance of approximately $83 million
◦Depreciation and amortization is expected to be approximately $29 million, an increase from previous guidance of $26 million
◦Operating expenses for DNA data storage is expected to be approximately $46 million, representing no change from previous guidance
◦Capital expenditure is expected to be approximately $50 million, representing no change from previous guidance
◦FY23 Year End Cash projected to be $300 million, representing no change from previous guidance

For the second quarter of fiscal year 2023, Twist provided the following financial guidance:

•Revenue is expected to be approximately $56.5 million
•SynBio revenue is expected to be approximately $24 million
•NGS revenue is expected to be approximately $25 million
•Biopharma revenue is expected to be approximately $7.5 million
•Gross margin is expected to be 30% as we bring on costs associated with the Wilsonville, Oregon manufacturing facility

Fiscal 2024 Financial Guidance

The following statements are based on Twist’s current expectations for fiscal 2024, which have not changed from the guidance provided in November 2022. The following statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Forward-Looking Statements” below.

For the full fiscal year 2024, Twist provided the following financial guidance:

•Revenue is expected to be approximately $350 million
•Gross margin is expected to be approximately 49%
•Operating expenses are expected to be approximately $386 million for the year
•Operating loss is expected to be approximately $215 million and includes:
◦Stock based compensation of approximately $90 million
◦Depreciation and amortization of approximately $35 million
◦Operating expenses for DNA data storage of approximately $57 million
•Capital expenditure is expected to be approximately $40 million
•FY24 Year End Cash projected to be $170 million

Conference Call Information

The company plans to hold a conference call and live audio webcast for analysts and investors at 8:00 a.m. Eastern Time today to discuss its financial results and provide an update on the company’s business. The conference call will be webcast live through the Investor Relations section under the “Company” tab at www.twistbioscience.com. Those parties interested in participating via telephone must register on the Company’s Investor Relations website or by clicking here. Upon registration, all telephone participants will receive the dial-in number along with a unique PIN number that can be used to access the call. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. The webcast replay will be available for two weeks.

About Twist Bioscience

Twist Bioscience is a leading and rapidly growing synthetic biology and genomics company that has developed a disruptive DNA synthesis platform to industrialize the engineering of biology. The core of the platform is a proprietary technology that pioneers a new method of manufacturing synthetic DNA by “writing” DNA on a silicon chip. Twist is leveraging its unique technology to manufacture a broad range of synthetic DNA-based products, including synthetic genes, tools for next-generation sequencing (NGS) preparation, and antibody libraries for drug discovery and development. Twist is also pursuing longer-term opportunities in digital data storage in DNA and biologics drug discovery. Twist makes products for use across many industries including healthcare, industrial chemicals, agriculture and academic research.

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Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts contained herein are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, financial guidance for fiscal 2023 and 2024 and the second quarter of fiscal 2023, statements regarding future growth, expansion, plans to achieve adjusted EBITDA break-even point for Twist Bioscience's core business and biopharma and Twist Bioscience’s other expectations regarding its future operations plans and financial performance, ramp up of the “Factory of the Future” and related impacts; timing of the early access launch of Twist Bioscience’s first DNA data storage solution, introduction of new products, and newly announced partnerships. Forward-looking statements involve known and unknown risks, uncertainties, and other important factors that may cause Twist Bioscience’s actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the risks and uncertainties relating to COVID-19; the ability to attract new customers and retain and grow sales from existing customers; risks and uncertainties of rapidly changing technologies and extensive competition in synthetic biology that could make the products Twist Bioscience is developing obsolete or non-competitive; uncertainties of the retention of significant customers; the ability of Twist Bioscience to successfully integrate acquired companies, including Abveris, and to achieve expected benefits from acquisitions; supply chain and other disruptions caused by the COVID-19 pandemic or otherwise; risks of third party claims alleging infringement of patents and proprietary rights or seeking to invalidate Twist Bioscience’s patents or proprietary rights; and the risk that Twist Bioscience’s proprietary rights may be insufficient to protect its technologies. For a description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Twist Bioscience’s business in general, see Twist Bioscience’s risk factors set forth in Twist Bioscience’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 28, 2022 and subsequent filings with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Twist Bioscience specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Angela Bitting
SVP, Corporate Affairs
Twist Bioscience
abitting@twistbioscience.com

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Twist Bioscience Corporation
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands)

	Three months ended December 31,
(In thousands, except per share data)	2022	2021
Revenues	$54,243	$42,018
Operating expenses:
Cost of revenues	$29,442	$27,056
Research and development	31,242	22,630
Selling, general and administrative	42,324	51,098
Change in fair value of contingent considerations and holdbacks	(4,135)	(2,826)
Total operating expenses	$98,873	$97,958
Loss from operations	$(44,630)	$(55,940)
Interest income	3,040	154
Interest expense	(1)	(26)
Other income (expense), net	(157)	(156)
Income tax (provision) / benefit	(76)	10,405
Net loss attributable to common stockholders	$(41,824)	$(45,563)
Net loss per share attributable to common stockholders—basic and diluted	$(0.74)	$(0.91)
Weighted average shares used in computing net loss per share attributable to common stockholders—basic and diluted	56,444	49,912

Twist Bioscience Corporation
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

(In thousands)	December 31, 2022	September 30, 2022
Assets
Current assets:
Cash and cash equivalents	$316,681	$378,687
Short-term investments	122,029	126,281
Accounts receivable, net	44,437	40,294
Inventories	44,597	39,307
Prepaid expenses and other current assets	14,115	11,914
Total current assets	$541,859	$596,483
Property and equipment, net	144,850	139,441
Operating lease right-of-use assets	73,757	74,948
Other non-current assets	149,504	150,506
Total assets	$909,970	$961,378
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$20,113	$20,092
Accrued expenses	10,398	10,169
Accrued compensation	23,277	27,023
Current portion of operating lease liability	14,227	13,642
Current portion of long-term debt	—	—
Other current liabilities	15,822	19,737
Total current liabilities	$83,837	$90,663
Operating lease liability, net of current portion	79,748	81,270
Other non-current liabilities	60	60
Total liabilities	$163,645	$171,993
Total stockholders’ equity	$746,325	$789,385
Total liabilities and stockholders’ equity	$909,970	$961,378